EXHIBIT 99.1

BUSINESS UPDATE
**For Immediate Release**

Multilink Technology Corporation
Shareholders Approve Reverse Stock Split

Somerset, New Jersey U.S.A. – September 6, 2002 – Multilink Technology Corporation (Nasdaq: MLTC), a leading provider of advanced semiconductor-based solutions that accelerate the deployment of high-speed optical networks, announced today that its shareholders have approved and its board of directors has authorized a reverse split of the company’s Class A and Class B common stock effective 5:00 p.m. EDT September 5, 2002. Beginning Tuesday, September 10, the company’s Class A common stock will trade under the interim ticker symbol “MLTCD.” After 20 trading days, the company expects that its ticker symbol will revert to “MLTC.”

The ratio of the reverse stock split will be one-for-ten, which will reduce the number of shares of issued and outstanding Class A common stock from approximately 49.7 million to approximately 5.0 million and Class B common stock from approximately 26.0 million to 2.6 million. The par value of the Class A and Class B common stock will remain at $0.0001 per share and the number of authorized shares of Class A and Class B common stock will remain at 200 million and 100 million, respectively.

About Multilink:
Multilink Technology Corporation designs, develops and markets advanced-mixed-signal integrated circuits, modules, VLSI products and higher-level assemblies designed to enable the next generation of high-speed optical networking systems. By providing our customers with sophisticated products developed by utilizing systems level expertise and a high level of component integration, we facilitate our customers’ ability to meet their time-to-market requirements. Our products span the markets from Metro to Ultra Long Haul optical transport equipment with a focus on the fastest commercially available speeds of 10 Gb/s and higher. Multilink is headquartered in Somerset, New Jersey with additional offices located throughout North America and Europe.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This release and our comments during the conference call may contain forward-looking statements that are based on our current expectations, estimates and projections about our industry, and reflect management’s beliefs and certain assumptions made by us based upon information available to us at this time. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will” and variations of these words or similar expressions are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements speak only as of the date hereof. Such information is subject to change, and we will not necessarily inform you of such changes. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Our Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

For more information, please contact:
Richard Sawchak, Director of Investor and Public Relations
Multilink Technology Corporation
300 Atrium Drive, Second Floor
Somerset, New Jersey 08873-4105
Tel: (732) 537-3776
Fax: (732) 537-3781
Email: rsawchak@mltc.com

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